Investor Contact: Steve Belgrad, 303-394-7706	September 5, 2003
Media Contacts: Jane Ingalls, 303-394-7311; Blair Johnson, 720-210-1439; Shelley Peterson, 303-316-5625

JANUS ANNOUNCES MEASURES TO ADDRESS ISSUES

RAISED BY NEW YORK ATTORNEY GENERAL ELIOT SPITZER

DENVER – Mark Whiston, CEO of Janus Capital Group Inc. (NYSE: JNS), today announced specific steps the company is taking to address market-timing issues raised this week by New York Attorney General Eliot Spitzer.

On Wednesday, Attorney General Spitzer announced that he is investigating trading practices in the mutual fund industry. The investigation was prompted by the Attorney General’s settlement with a hedge fund, Canary Capital Partners LLC, which allegedly engaged in irregular trading practices with certain mutual fund companies.

“We’ve long viewed market timing as an industrywide problem involving both mutual funds and the many intermediaries with whom investors work,” Whiston said. “Regardless, we have to do what’s right for our fund shareholders. It’s our hope that the measures we’re announcing today will help resolve this situation in a way that recognizes the importance of the matter. Most of all, we hope this action demonstrates that Janus is committed to living up to the high ethical standards that our shareholders expect of us.”

Developed in consultation with the Janus Funds Trustees and based on the company’s internal review, the measures include the following actions:

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•	The Janus Funds Trustees’ audit committee, which is comprised of independent trustees, will hire an outside firm to independently evaluate whether there was any monetary impact to any funds in which Janus permitted discretionary market-timing arrangements.

•	To the extent that fund shareholders may have been adversely affected by the company’s discretionary market-timing arrangements, Janus will provide restitution to those shareholders.

•	Janus also will return to shareholders in the affected funds all management and advisory fees it received from these market-timing activities. (Currently available information indicates that the total investments by these market timers represented less than one-half of one percent of all Janus Capital Group assets, which were approximately $150 billion at the end of July.)

•	Janus intends to work closely with regulators and would support uniform rules to regulate and restrict market timing in mutual funds. To be effective, however, we believe these rules must apply to all mutual funds and intermediaries, as well as to the unregulated hedge fund industry.

•	Janus will continue cooperating fully with federal and state legal and regulatory authorities to resolve this matter and ensure that the interests of the company’s fund shareholders always come first.

“Our business is built on trust, and I personally apologize for any concerns we’ve caused our investors,” Whiston said. “Our management team holds itself accountable and we’re working hard to retain the trust and confidence of our investors and business partners.”

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About Janus Capital Group Inc.

Based in Denver, Colorado, Janus Capital Group Inc. is a leading asset manager offering individual investors and institutional clients complementary asset management disciplines through the firm’s global distribution network. Janus Capital Group consists of Janus Capital Management LLC, Enhanced Investment Technologies, LLC (INTECH) and Bay Isle Financial LLC. Prior to the close of the DST transaction, Janus Capital Group owns approximately 34% of DST Systems, Inc. The firm also owns 30% of Perkins, Wolf, McDonnell and Company, LLC.

This press release includes statements concerning potential future events and expectations involving Janus Capital Group Inc. and JCG Partners that could differ materially from the events that actually occur. The differences could be caused by a number of factors, including those factors identified in Janus’ Annual Report on Form 10-K for the year ended December 31, 2002, on file with the Securities and Exchange Commission (Commission file no. 001-15253). Forward-looking statements speak only as of the date that they are made, and Janus does not undertake any obligation to update any forward-looking statements. For a prospectus containing more information, including charges, risks and expenses, please call Janus at 800-525-3713 or download the file from janus.com. Read it carefully before you invest or send money.

Janus funds are distributed by Janus Distributors LLC.

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